Contacts:	Duane Reade Holdings, Inc.

John Henry

(212) 273-5746

SVP - Chief Financial Officer

Investors: Cara O’Brien/Caren Villarreal

Press: Diane Zappas
(212) 850-5600
FD

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS THIRD QUARTER RESULTS

~ Third Quarter Adjusted FIFO EBITDA Increases 5.6% to $22.4 Million ~

~ Total Net Sales Increases 4.2% to $448.9 Million ~

~ Total Same-Store Sales Increases 0.7% ~

~ Net Loss of $10.7 Million Compared to Net Loss of $22.3 Million in the Prior Year ~

~ Third Quarter Debt Refinancing Significantly Improves Liquidity and Financial Flexibility ~

New York, NY – November 3, 2009 – Duane Reade Holdings, Inc. today reported financial results for the third quarter ended September 26, 2009.

Third Quarter 2009 Key Highlights

•

Adjusted FIFO EBITDA improved 5.6% to $22.4 million from $21.2 million in the prior year period. The increase in Adjusted FIFO EBITDA represents the thirteenth consecutive quarter of year-over-year improvement, excluding a previously announced litigation settlement charge of $3.5 million from the fourth quarter of 2008.

•	Total same-store sales increased 0.7% with a front-end same-store sales decrease of 2.7% and a pharmacy same-store sales increase of 5.3%.
•	Operating loss improved to $3.0 million, compared to an operating loss of $7.9 million for the prior year’s third quarter.
•	Net loss decreased to $10.7 million, compared to a net loss of $22.3 million for the prior year’s third quarter, and includes a $12.5 million gain on the extinguishment of debt.
•	Completion of debt refinancing transactions significantly improves the Company’s financial flexibility, reduces overall leverage and increases liquidity.

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are pleased with the momentum of our business despite the impact of the challenging economy and reduced consumer spending. During the quarter, we continued to make solid progress with our business transformation plans and achieved several of our key goals, including the re-launch of our private label household and value brands and the introduction of DR Delish, our new exclusive brand for food and beverages. Importantly, our customers remain enthusiastic about the positive changes that we are implementing across the business and our entire team remains fully committed to making our brand mantra ‘New York Living Made Easy’ a reality.”

Third Quarter Results

Net retail store sales, which exclude pharmacy resale activity, increased 3.7% to $429.2 million from $414.1 million in the third quarter of 2008. Total net sales increased 4.2% to $448.9 million from $431.0 million in the third quarter of 2008. Total same-store sales increased by 0.7% during the third quarter of 2009, with a front-end same-store sales decrease of 2.7% and a pharmacy same-store sales increase of 5.3%. During the third quarter, the Company opened three new stores and closed two stores. At the end of the third quarter, the Company operated 254 stores, compared to 251 stores at December 27, 2008 and 245 stores at the end of the third quarter of 2008.

Total front-end sales increased by 1.0%, primarily due to the opening of new stores, as the difficult economy and reduced levels of consumer spending restrained front-end same-store sales growth. The pharmacy same-store sales growth reflects an increase in the average number of prescriptions filled per store and the effects of branded drug inflation, which has increased the average sale per prescription. During the third quarter of 2009, the average same-store weekly prescriptions filled per store increased 1.6%. Generic drugs, which typically sell at lower prices but yield higher product margins and profitability than brand-name drugs, represented approximately 62.5% of pharmacy prescriptions for the third quarter, compared to approximately 60.2% in the third quarter of 2008. The higher proportion of generics adversely impacted pharmacy same-store sales growth by 2.8%.

Product margin, which represents net sales less cost of sales (excluding depreciation and amortization), for the third quarter was 31.1% of total net sales, compared to 31.3% during the third quarter of 2008. Product margin as a percentage of net retail store sales increased slightly to 32.6% of net retail store sales from 32.5% in the prior year and reflects improved front-end selling margins and lower inventory shrink losses, partially offset by lower pharmacy margins due to continued pressure on third party reimbursement rates. As a percentage of net sales, selling, general and administrative expenses improved to 27.1% from 27.3% in the prior year quarter. The improvement reflects the benefits of cost savings resulting from previously announced initiatives implemented by the Company that were designed to mitigate the impact of the challenging economic conditions. The improvement was partially offset by increased occupancy costs associated with new stores, lease renewals and store expansions.

Third quarter 2009 Adjusted FIFO EBITDA, which excludes the $12.5 million gain on debt extinguishment, increased 5.6% to $22.4 million, compared to $21.2 million in the prior year period. The calculation of Adjusted FIFO EBITDA is provided on Table 4 of this press release.

Third quarter 2009 operating loss was $3.0 million, compared to an operating loss of $7.9 million in the prior year period. The improvement in operating loss was driven by a $1.2 million increase in Adjusted FIFO EBITDA and a $5.5 million reduction in other expenses and was partially offset by increased depreciation and amortization expense. The detailed breakdown of other expenses compared to the previous year is provided on Table 6 of this press release.

The net loss for the third quarter of 2009 was $10.7 million, compared to $22.3 million in the prior year period. The reduced net loss is attributable to the improvement in operating loss and the $12.5 million gain on debt extinguishment and was partially offset by a $6.0 million increase in interest expense. The increase in interest expense was primarily due to an interest charge of $5.0 million resulting from the completion of the third quarter 2009 debt refinancing transactions. As a result of this debt refinancing, the Company’s interest rate collar no longer qualified for hedge accounting and the Company reclassified the $5.0 million balance of its accumulated other comprehensive loss into third quarter 2009 interest expense.

The Company’s net cash used in operating activities was $15.6 million compared to $6.0 million in the prior year third quarter. The increase was primarily attributable to the timing of pharmacy inventory purchases and resale activity, the timing of third party pharmacy plan payments, an increased investment in pharmacy inventory in support of maintaining higher in-stock conditions and the payment of a previously announced $3.5 million litigation settlement.

Nine Months Results

For the nine month period, total net sales were $1.372 billion, reflecting an increase of 4.8% compared to $1.310 billion last year. Net retail store sales increased 3.6% to $1.306 billion, from $1.261 billion in the prior year period. Total same-store sales increased 1.2%. Reduced consumer spending resulting from higher rates of unemployment and a difficult economy combined to decrease front-end same-store sales by 1.1%.

Pharmacy same-store sales increased by 4.2% and reflected the benefits of increased prescription counts and the effects of branded drug inflation.

Product margin was 30.8% of total net sales for the nine month period, compared to 31.1% in the prior year period, due to increased pharmacy resale activity. As a percentage of net retail store sales, product margin improved slightly to 32.4% from 32.3% in the prior year. The increase was attributable to improved front-end selling margins and reductions in inventory shrink losses, partially offset by lower pharmacy margins. Selling, general and administrative expenses as a percentage of net sales decreased to 26.7% from 27.0% in the prior year period, primarily due to increased pharmacy resale activity. As a percentage of net retail store sales, selling, general and administrative expenses improved slightly to 28.0% from 28.1% in the prior year nine month period. The decrease is due to cost savings initiatives that the Company has implemented during fiscal 2009, partially offset by increased store occupancy expenses associated with new stores, store expansions and lease renewals.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased by 6.5% to $68.6 million, or 5.0% of net sales, from $64.4 million, or 4.9% of net sales, in the prior year period. Operating loss was $6.2 million in the first nine months of 2009, compared to an operating loss of $12.2 million in the first nine months of 2008. The improvement in operating loss was primarily attributable to the $4.2 million improvement in Adjusted FIFO EBITDA and a $3.4 million decrease in other expenses. The detailed breakdown of other expenses compared to the previous year is provided on Table 6 of this press release.

The net loss for the first nine months of 2009 was $39.5 million, compared to $55.4 million in the prior year period. The improvement is due to the reduced operating loss and the $12.5 million gain on debt extinguishment, partially offset by increased interest expense of $2.9 million primarily attributable to the third quarter interest charge related to the loss of hedge accounting discussed above.

The Company generated net cash flows from operating activities of $15.4 million during the first nine months of 2009 compared to $20.7 million in the first nine months of 2008. The change is primarily attributable to the increased investment in pharmacy inventory in support of maintaining higher in-stock conditions as well as the payment of a previously announced $3.5 million litigation settlement.

Refinancing Transactions

On August 7, 2009, the Company completed a number of debt refinancing transactions that resulted in a $12.5 million gain on the extinguishment of debt. The debt refinancing significantly improves the Company’s financial flexibility and liquidity, reduces leverage, and provides long-term capital support for its ongoing business transformation.

The refinancing transactions included the extinguishment of all of the Company’s existing $210.0 million senior secured floating rate notes due 2010 and the extinguishment of $143.3 million aggregate principal amount of its 9.75% senior subordinated notes due 2011, leaving $51.7 million of these notes outstanding. The proceeds for the refinancing were obtained from the issuance of $300.0 million of 11.75% senior secured notes due 2015 and a $125.0 million investment in the Company’s redeemable preferred equity, and a warrant to purchase the Company’s common stock by entities associated with Oak Hill Capital Partners, L.P. A portion of the proceeds from the refinancing was used to temporarily reduce the borrowings outstanding under the Company’s asset-based revolving loan facility. At the end of the third quarter, the Company’s total debt, including capital leases but excluding the liabilities associated with the redeemable preferred stock, was $464.7 million, reflecting a decrease of $90.9 million from the balance at the end of fiscal 2008. Availability under the asset-based revolving loan facility at quarter end was approximately $107.1 million.

Company Outlook

With respect to its outlook for the remainder of 2009, the Company:

•	Reaffirmed its previously provided expectations for the fiscal year’s Adjusted FIFO EBITDA in the range of $93 million to $98 million.
•

Adjusted its expectations for net retail store sales to a range of $1.758 billion to $1.765 billion from its previously anticipated range of $1.760 billion to $1.785 billion, primarily attributable to the timing of new store openings.

•

Adjusted its expected annual total same-store sales growth range to 1.1% to 2.1% from its previously anticipated range of 0.5% to 2.2%. Front-end same-store sales growth is now expected to range from (1.0%) to 0.0% and pharmacy same-store sales growth is expected to range from 4.0% to 5.0%.

•

Adjusted its anticipated range of net loss to $52.0 million to $57.0 million from its previously anticipated range of $50.5 million to $55.5 million, due primarily to increased closed store costs included within other expenses.

Mr. Lederer concluded, "We remain cautiously optimistic about our prospects for growth as we look ahead to the end of the year and we remain on track to achieve our expectations for Adjusted FIFO EBITDA. Further, we are delighted to have completed our debt refinancing in August and are pleased that the transactions provided us with financial flexibility and access to long-term capital to move forward with the ongoing transformation of our business.”

Conference Call Information

The Company will hold a conference call on November 3, 2009 at 10:00 a.m. Eastern Time to discuss financial results for the third quarter ended September 26, 2009. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through November 17, 2009. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on November 3, 2009 through November 17, 2009. The replay can be accessed by dialing (877) 660-6853 International: (201) 612-7415 passcode: 336051

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in New York City. In keeping with the Company’s brand vision of New York Living Made Easy, Duane Reade provides New Yorkers with prescriptions, health products and services, beauty products and services, and convenience items for daily life in the City... everything for “How I Feel”, “How I Look”, and “What I Need Now”. As of September 26, 2009, the Company operated 254 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, changes in pharmacy prescription reimbursement rates attributable to modifications in the definition of indexed pricing terms such as "average wholesale price" or "average manufacturer price," including the impact of the court-approved settlement in the First Data Bank litigation relating to the reporting of average wholesale prices, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, the impact of aggressive enforcement by federal, state and local law enforcement agencies of federal and state laws dealing with past and future matters related to submission of false claims, fraud and abuse, pharmacist licensing and excluded provider lists, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to successfully execute its business plan, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in anticipation or response, demographic changes, the Company’s ability to limit fraud and inventory shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

Duane Reade Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$448,894	$431,005	$1,372,467	$1,309,538
Costs and expenses:
Cost of sales (1)	309,164	296,261	949,659	902,667
Selling, general & administrative expenses	121,761	117,763	366,177	354,213
Depreciation and amortization	18,783	16,667	54,125	52,260
Store pre-opening expenses	141	300	376	548
Gain on sale of pharmacy files	(321)	—	(321)	—
Other expenses	2,360	7,883	8,643	12,032
Operating loss	(2,994)	(7,869)	(6,192)	(12,182)
Interest expense, net	19,662	13,633	43,853	40,913
Gain on debt extinguishment, net	(12,528)	—	(12,528)	—
Loss before income taxes	(10,128)	(21,502)	(37,517)	(53,095)
Income tax expense	561	827	1,968	2,305
Net loss	$(10,689)	$(22,329)	$(39,485)	$(55,400)

(1)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 26,	December 27,
	2009	2008

Current Assets
Cash	$1,364	$1,430
Receivables, net (1)	54,394	55,783
Inventories (2)	219,097	214,154
Prepaid Expenses and Other Current Assets (3)	16,939	13,541
Total Current Assets	291,794	284,908

Property and Equipment, net	199,074	186,560
Goodwill	69,510	69,510
Other Assets, net (4)	164,859	171,622
Total Assets	$725,237	$712,600

Current Liabilities
Accounts Payable	$87,653	$88,238
Accrued Expenses	54,302	60,859
Current Portion of Debt and Capital Leases (5) (6)	116,952	149,127
Total Current Liabilities	258,907	298,224

Long Term Debt and Capital Leases	347,772	406,525
Deferred Income Taxes	30,167	28,440
Redeemable Preferred Stock and Accrued Dividends (7)	121,158	36,775
Other Liabilities (8)	109,278	89,337
Total Liabilities	867,282	859,301

Total Stockholders' Deficit (7)	(142,045)	(146,701)

Total Liabilities and Stockholders' Deficit	$725,237	$712,600

(1)	Includes third party pharmacy receivables of $37.0 million and $40.6 million at September 26, 2009 and December 27, 2008, respectively.

(2)	The increase in inventories from December 27, 2008 is primarily due to an increased investment in pharmacy inventory to support higher in-stock conditions.

(3)	The increase in prepaid and other current assets from December 27, 2008 is primarily due to the timing of annual real estate tax payments.

(4)

The decrease in other assets from December 27, 2008 is primarily due to the amortization of intangible assets and was partially offset by additional deferred financing costs relating to the recent refinancing transactions.

(5)

The decrease in the current portion of debt and capital leases from December 27, 2008 is primarily due to the temporary repayment of the revolving loan balance with a portion of the proceeds from the Company’s third quarter 2009 debt refinancing.

(6)

The outstanding revolver loan balance of $112.4 million at September 26, 2009 and $144.6 million at December 27, 2008 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to classify the debt as long-term. It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in July 2011.

(7)

The increase in the balance of the redeemable preferred stock and accrued dividends from December 27, 2008 is primarily due to the third quarter 2009 issuance of $125.0 million of Series B redeemable preferred stock and a warrant to purchase the Company’s common stock. The portion of the proceeds attributable to the Series B preferred stock is recorded as a liability because of its mandatory redemption feature. In addition, a portion of the proceeds ($38.8 million, net of $0.2 million of expenses) was ascribed to the warrant and is recorded within total stockholders’ deficit.

(8)	The increase in other liabilities from December 27, 2008 is primarily due to an increase in the deferred rent liabilities, which are recognized over the lives of the respective leases.

Table 3

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

LIFO EBITDA (1)	$15,789	$8,798	$47,933	$40,078
LIFO Expense	925	800	2,775	2,400
FIFO EBITDA (1)	$16,714	$9,598	$50,708	$42,478

FIFO EBITDA as a percentage of net sales	3.7%	2.2%	3.7%	3.2%

Adjusted FIFO EBITDA (2)	$22,369	$21,183	$68,550	$64,367

Adjusted FIFO EBITDA as a percentage of net sales	5.0%	4.9%	5.0%	4.9%

Capital expenditures	$17,238	$6,790	$39,737	$23,111
Lease acquisitions, customer files and other costs	$5,200	$1,789	$10,214	$11,958

Same-store sales growth	0.7%	5.0%	1.2%	4.7%
Pharmacy same-store sales growth	5.3%	3.7%	4.2%	2.9%
Front-end same-store sales growth	(2.7)%	6.0%	(1.1)%	6.2%
Pharmacy sales as a % of net sales	47.0%	45.3%	47.0%	45.5%
Third Party sales as a % of
prescription sales	94.2%	93.4%	94.1%	93.3%

Average weekly prescriptions
filled per store (3)	822	809	849	837

Number of stores at end of period			254	245
Retail square footage at end of period			1,727,668	1,664,210
Average store size (sq.ft.) at end of period			6,802	6,793

(1)

As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. The Company believes that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of its ongoing operating activities, as it reflects earnings trends without the impact of certain non-cash charges and other non-recurring items. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

The Company understands that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)

As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, management fees paid to Oak Hill, closed store costs, asset impairment charges, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for the Company’s various debt agreements.

(3)	Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Retail Store Sales

(Unaudited)

(In thousands)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Net sales	$448,894	$431,005	$1,372,467	$1,309,538
Resale activity	19,719	16,945	66,291	48,485
Net retail store sales	$429,175	$414,060	$1,306,176	$1,261,053

Reconciliation of Non-GAAP Financial Measures to Net Loss and
Net Cash Provided by (Used in) Operating Activities
(Unaudited)
(In thousands)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
FIFO EBITDA	$16,714	$9,598	$50,708	$42,478
LIFO Expense	925	800	2,775	2,400
LIFO EBITDA	15,789	8,798	47,933	40,078

Depreciation and amortization	(18,783)	(16,667)	(54,125)	(52,260)
Gain on debt extinguishment	12,528	—	12,528	—
Interest expense	(19,662)	(13,633)	(43,853)	(40,913)
Income tax provision	(561)	(827)	(1,968)	(2,305)
Net loss	$(10,689)	$(22,329)	$(39,485)	$(55,400)

Net loss	$(10,689)	$(22,329)	$(39,485)	$(55,400)
Adjustments to reconcile net loss to
cash provided by (used in) operating activities:
Depreciation and amortization	19,564	17,581	56,731	54,999
Deferred tax provision	551	793	1,947	2,192
Non-cash rent expense	3,093	3,523	8,562	9,339
Non-cash interest expense on redeemable preferred stock	2,544	2,110	5,372	4,666
Gain on debt extinguishment, net	(12,528)	—	(12,528)	—
Ineffective portion of interest rate collar	4,999	—	4,999	—
Asset impairment charges	—	3,405	—	3,405
Other non-cash expense	61	180	495	332
Changes in operating assets and liabilities:
Receivables	(4,643)	(3,521)	1,389	3,622
Inventories	(5,749)	(4,210)	(4,943)	(1,274)
Prepaid expenses and other current assets	(188)	(1,966)	(3,398)	(566)
Other assets/liabilities, net	1	3,049	2,819	4,909
Accounts payable	(10,273)	4,647	(585)	2,431
Accrued expenses	(2,346)	(9,302)	(5,982)	(7,929)
Cash provided by (used in) operating activities	$(15,603)	$(6,040)	$15,393	$20,726

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$16,714	$9,598	$50,708	$42,478
Non-cash rent expense	3,093	3,523	8,562	9,339
Former CEO (Mr. Cuti) matters	561	2,602	3,453	3,903
Oak Hill management fee	313	313	938	938
Asset impairment charges	—	3,405	—	3,405
Stock option expense	202	179	637	518
Closed store costs	1,024	190	3,790	2,307
Miscellaneous other	462	1,373	462	1,479
Adjusted FIFO EBITDA	$22,369	$21,183	$68,550	$64,367

Table 5

Duane Reade Holdings, Inc.

Reconciliation of Range of Projected Non-GAAP

Financial Measures to Net Loss

(Unaudited)

(In thousands)

	For the 52 Weeks Ended December 26, 2009

Net sales	$1,842,000	$1,849,000
Resale activity	84,000	84,000
Net retail store sales	$1,758,000	$1,765,000

Adjusted FIFO EBITDA	$93,000	$98,000

Deferred rent expense	(11,000)	(11,000)
Other expenses (1)	(9,300)	(9,300)
EBITDA (FIFO Basis)	72,700	77,700

LIFO expense	(3,700)	(3,700)
EBITDA (LIFO Basis)	69,000	74,000

Depreciation and amortization expense	(69,000)	(69,000)
Interest expense	(67,000)	(67,000)
Gain on debt extinguishment, net	12,500	12,500
Income taxes	(2,500)	(2,500)
Net loss	$(57,000)	$(52,000)

(1)	Includes Oak Hill management fees, stock option expenses in accordance with SFAS No. 123(R), closed store costs and expenses attributable to ongoing matters involving a former CEO (Mr. Cuti).

Table 6

Duane Reade Holdings, Inc.

Components of "Other Expense"

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Closed store costs	$1,024	$190	$3,790	$2,307
Asset impairment charges	—	3,405	—	3,405
Oak Hill management fees	313	313	938	938
Former CEO (Mr. Cuti) matters, net (1)	561	2,602	3,453	3,903
Other	462	1,373	462	1,479
Total Other Expense	$2,360	$7,883	$8,643	$12,032

(1)

For the thirteen and thirty-nine weeks ended September 26, 2009, the net expense includes insurance proceeds of approximately $1.9 million, which reduced the recorded expense to the amounts shown above.